As filed with the Securities and Exchange Commission on October 19, 2009
Registration Number 333-160648

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 3
To FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CLEVELAND BIOLABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0077155
(State or jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

73 High Street
Buffalo, New York 14203
(716) 849-6810
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices )

Dr. Michael Fonstein
Chief Executive Officer & President
Cleveland BioLabs, Inc.
73 High Street
Buffalo, New York 14203
(716) 849-6810
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ram Padmanabhan, Esq.
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
(312) 902-5200 / (312) 902-1061 (Telecopy)

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement, as determined by the selling stockholders.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
SUBJECT TO COMPLETION, DATED OCTOBER 19, 2009

4,366,381 Shares

CLEVELAND BIOLABS, INC.
Common Stock, $0.005 Par Value

This prospectus relates to up to 4,366,381 shares of our common stock that may be offered for sale from time to time by the selling stockholders named in this prospectus. This number represents shares of common stock issuable upon the conversion or exercise of Series D Convertible Preferred Stock, par value $0.005 per share (the “Series D Preferred”) and Common Stock Purchase Warrants (the “Series D Warrants”), which were issued in our private placement that closed on each of February 13, 2009, March 20, 2009, and March 27, 2009. Of these 4,366,381 shares of common stock:

•
3,945,149 shares are issuable upon conversion of the Series D Preferred (which number of shares is calculated based on the conversion price of the Series D Preferred of $1.23, which will be effective as of February 13, 2010); and

•	421,232 shares are issuable upon exercise of Series D Warrants.

All of these shares of common stock may be sold by the selling stockholders named in this prospectus, or their respective transferees, pledgees, donees or successors-in-interest. The selling stockholders will receive all proceeds from the sale of the shares of our common stock being offered in this prospectus. We are registering the offer and sale of the shares of common stock to satisfy registration rights that we have granted. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through ordinary brokerage transactions directly to market makers of our shares or through any other means described in “Plan of Distribution” beginning on page 22. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “CBLI.” The last reported sales price of our common stock on the Nasdaq Capital Market on October 15, 2009 was $4.76 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 6 and other information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to buy shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2009.

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in, or that can be accessed through, our website is not a part of this prospectus. The selling stockholders will only sell shares of our common stock and seek offers to buy shares of our common stock in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying shares of our common stock. We urge you to read carefully this entire prospectus, the documents incorporated by reference in this prospectus and all applicable prospectus supplements relating to our common stock before making an investment decision. In this prospectus, unless the context otherwise requires, the terms “CBLI”, “company”, “we”, “us”, and “our” refer to Cleveland BioLabs, Inc., a Delaware corporation, and, unless the context otherwise requires, “common stock” refers to the common stock, par value $0.005 per share, of Cleveland BioLabs, Inc.

Our Company

Our company is engaged in drug discovery. Our goal is to identify and develop new types of drugs for protection of normal tissues from exposure to radiation and other stresses, such as toxic chemicals and for cancer treatment. Our initial target, and most promising opportunity, is to develop a drug to protect humans from the effects of exposure to radiation, whether as a result of military or terrorist acts or as a result of a nuclear accident. Recent acts of terrorism and the proliferation of nuclear weapons programs in rogue states have created a more immediate demand for further research and development, or R&D, in this area. Other potential applications of our drug candidates include reducing the side effects of cancer treatment, destroying tumor cells and generating adult stem cells.

Our development efforts are based on discoveries made in connection with the investigation of the cell-level process known as apoptosis. Apoptosis is a highly specific and tightly regulated form of cell death that can occur in response to external events such as exposure to radiation or toxic chemicals or to internal stresses. Apoptosis is a major determinant of tissue damage caused by a variety of medical conditions including cerebral stroke, heart attack or acute renal failure. Conversely, however, apoptosis also is an important protective mechanism that allows the body to shed itself of defective cells, which otherwise can cause cancerous growth.

Research has demonstrated that apoptosis is sometimes suppressed naturally. For example, most cancer cells develop resistance to apoptotic death caused by drugs or natural defenses of the human body. Our research is geared towards identifying the means by which apoptosis can be affected and manipulated depending on the need.

If the need is to protect healthy tissues against an external event such as exposure to nuclear radiation, we attempt to suppress apoptosis in those healthy tissues, thereby imitating the apoptotic-resistant tendencies displayed by cancer cells. A drug with this effect would also be useful in ameliorating the often severe side effects of anticancer drugs and radiation that cause collateral damage to healthy tissues during cancer treatment. Because the severe side effects of anticancer drugs and radiation often limit their dosage in cancer patients, an apoptosis suppressant drug may enable a more aggressive treatment regimen using anticancer drugs and radiation and thereby increase their effectiveness.

On the other hand, if the need is to kill cancerous cells, we focus our research efforts on restoring apoptotic mechanisms that are suppressed in tumors so that those cancerous cells will once again become vulnerable to apoptotic death. In this regard, we believe that our drug candidates could have significant potential for improving and becoming vital to the treatment of cancer patients.

Our Products and Technology

Through our R&D, and our strategic partnerships, we have established a technological foundation for the development of new pharmaceuticals and their rapid preclinical evaluation. We have acquired rights to develop and commercialize the following prospective drugs:

•
Protectans are modified proteins of microbes and tumors that protect cells from apoptosis, and which therefore have a broad spectrum of potential applications. These potential applications include both non-medical applications such as protection from exposure to radiation, whether as a result of military or terrorist action or as a result of a nuclear accident, as well as medical applications such as reducing cancer treatment toxicities.

•
Curaxins are small molecules designed to kill tumor cells by simultaneously targeting two regulators of apoptosis. Initial test results indicate that curaxins can be effective against a number of malignancies, including hormone-refractory prostate cancer, renal cell carcinoma, or RCC (a highly fatal form of kidney cancer), and soft-tissue sarcoma.

In the area of radiation protection, we have achieved high levels of protection in animal models. With respect to cancer treatment, the biology of cancer is such that there is no single drug that can be successfully used to treat 100% or even 50% of all cancer patients. This means that there likely will be a need for additional anticancer drugs for each type of cancer.

These drug candidates demonstrate the value of our scientific foundation. Based on the expedited approval process currently available for non-medical applications such as protection from exposure to radiation, our most advanced drug candidate, Protectan CBLB502, may be approved for such applications within 24 months. Another drug candidate, Curaxin CBLC102, demonstrated activity and safety in a Phase IIa clinical trial concluded in late 2008.

Our Industry

CBLI is a biotechnology, or biotech, company focused on developing cancer treatment, tissue protection and biodefense drugs. Historically, biotech was defined by newly discovered “genetic engineering” technology, which was first developed in universities and new startup biotech companies in the mid-1970s. Later, other technologies (based on a constant flow of discoveries in the field of biology) started playing a leading role in biotech development. Medicine, and specifically drug development, is a lucrative field for use of these technologies. Large pharmaceutical, or Pharma, companies joined the biotech arena through licensing, sponsored research, and corporate agreement relationships. Today biotech is a $296 billion industry (based on total market capitalization) and includes large companies such as Amgen, Inc. and Genentech, Inc.

The traditional biotech business model is a derivative of the long drug development process. Typical biotech companies go through the following stages:

•	During the first stage, biotech companies fund their development through equity or debt financings while conducting R&D, which culminates in phased drug trials.

•
During the second stage, when their lead drug candidates enter the drug trials, biotech companies may start licensing their drug candidates to Pharma companies in order to (1) generate revenue, (2) gain access to additional expertise, and (3) establish relations with Pharma companies in the market who can eventually take a leading role in distributing successful drugs.

•	At the most advanced stage, biotech companies generate revenues by selling drugs or other biotech products to consumers or through alliances of equals.

The Project BioShield Act, which was signed into law in July 2004, allocated $5.6 billion over ten years to fund the research, development and procurement of drugs, biological products or devices to treat or prevent injury from exposure to biological, chemical, radiological or nuclear agents as a result of a military, terrorist or nuclear attack. The legislation provides for a more expedited approval process by allowing for approval based on Phase I safety studies in humans and efficacy studies in two animal species (rodents and non-human primates) instead of Phase II and III human clinical trials. With the Project BioShield Act, biotech companies now have greater access to grants and contracts with the U.S. government. Several biotech companies have secured grants and contracts from the U.S. government to develop drugs and vaccines as medical countermeasures against potential terrorist attacks. For biotech companies focused on these types of drugs and vaccines, this type of funding, together with the modified Food and Drug Administration, or FDA, approval process, are major departures from the traditional biotech business model. The principal provisions of this law are to:

•	Facilitate R&D efforts of biomedical countermeasures by the National Institutes of Health;

•	Provide for the procurement of needed countermeasures through a special reserve fund of $5.6 billion over ten years; and

•	Authorize, under limited circumstances, the emergency use of medical products that have not been approved by the FDA.

Series D Private Placement

In a series of closings on each of February 13, 2009, March 20, 2009, and March 27, 2009, we consummated a transaction with various accredited investors in which we agreed to sell to the investors, in a private placement, Series D Preferred originally convertible into an aggregate of 3,877,386 shares of common stock, and Series D Warrants originally exercisable for an aggregate of 3,877,386 shares of our common stock. The transaction was consummated pursuant to Securities Purchase Agreements entered into on February 13, 2009, March 20, 2009, and March 27, 2009. The current conversion price of the Series D Preferred is $1.33 per share and the current exercise price of the Series D Warrants is $1.60 per share. As discussed in more detail below, the conversion price of the Series D Preferred is subject to certain automatic adjustments that will periodically increase the number of shares of common stock issuable upon conversion of the Series D Preferred. The aggregate purchase price paid by the investors for the Series D Preferred and the Series D Warrants was approximately $5,428,307. After related fees and expenses, we received net proceeds of approximately $4,460,000. We intend to use the proceeds for working capital purposes.

Garden State Securities, Inc., or GSS, served as exclusive placement agent for the transaction. In consideration for its services, GSS and its designees (including designees of GSS’s sub-agents) received Common Stock Purchase Warrants (“Agent Warrants”) to purchase 387,736 shares of common stock. GSS and its sub-agents also received cash compensation equal to 10% of the aggregate offering amount in the transaction.

In the aggregate, the Series D Preferred, the Series D Warrants, and the Agent Warrants issued in the transaction were convertible into and exercisable for, as of the date of the final closing on March 27, 2009, 8,142,508 shares of common stock (subject to certain automatic adjustments with respect to the Series D Preferred, and certain other adjustments with respect to the Series D Preferred, the Series D Warrants, and the Agent Warrants for events such as stock splits, stock dividends, reclassifications or similar events). Nasdaq Marketplace Rule 5635(d) (formerly Nasdaq Marketplace Rule 4350(i)(1)(D)(ii)) requires that, for the sale, issuance or potential issuance by us of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock outstanding before the issuance, for less than the greater of book or market value of the common stock, we must obtain stockholder approval for the issuance. Accordingly, the conversion of the Series D Preferred and the exercise of the Series D Warrants and Agent Warrants into common stock by their respective holders was submitted for approval and was approved by our stockholders at our 2009 annual stockholders meeting on June 25, 2009. Our stockholders also approved an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 to 80,000,000, which was filed with the Secretary of State of Delaware on June 25, 2009.

The conversion price of the Series D Preferred is subject to automatic adjustments pursuant to Section 6(b) of the Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Series D Certificate of Designation”), which provides that (i) on the six month anniversary of the original issue date (i.e., August 13, 2009, or the “Initial Adjustment Date”), the conversion price of $1.40 reduced to equal 95% of the then conversion price (i.e., $1.40 * 0.95 = $1.33), and (ii) on each three month anniversary of the Initial Adjustment Date until maturity of the Series D Preferred, the then conversion price shall be reduced by the product of (a) the initial conversion price of the Series D Preferred ($1.85) and (b) 2.5%, thus equating to a reduction of $0.05 (i.e., $1.85 * .025) on each three month anniversary of the Initial Adjustment Date. On November 13, 2009, the conversion price of the Series D Preferred will adjust from $1.33 to $1.28, and on February 13, 2010, the conversion price of the Series D Preferred will adjust from $1.28 to $1.23. The references to conversion prices of $1.40 and $1.85 in the foregoing calculations related to the fact that the conversion price of the Series D Preferred was reduced from $1.85 to $1.40 between the time of the first closing on February 13, 2009 and the time of the second closing on March 20, 2009. The reduction of the conversion price of the Series D Preferred from $1.40 to $1.33 on August 13, 2009 caused the number of shares of common stock underlying the Series D Preferred to increase from 3,877,386 to 4,081,515 as of that date. As a result of conversions of Series D Preferred that have occurred, there are, as of the date hereof, 3,648,508 shares of common stock underlying the outstanding Series D Preferred. The Series D Warrants and Agent Warrants are not subject to any similar periodic adjustments. As a result of exercises of Series D Warrants and Agent Warrants that have occurred, there are 4,041,268 shares of common stock underlying the Series D Warrants and Agent Warrants as of the date hereof.

Notwithstanding the conversion rights and exercise rights of the holders of Series D Preferred, Series D Warrants, and Agent Warrants, we may not issue any shares of common stock in conversion of the Series D Preferred or in exercise of any Series D Warrant or Agent Warrant if the conversion or exercise would cause the applicable holder to beneficially own a number of shares of common stock that exceeds 9.99% of the number of shares of common stock outstanding after giving effect to the conversion or exercise.

 In connection with obtaining stockholder approval of the foregoing issuances, on February 13, 2009, we entered into a Voting Agreement with our directors, executive officers and the Cleveland Clinic Foundation, a large stockholder, and subsequently, on March 20, 2009, we entered into a Voting Agreement with certain additional stockholders.  Each of the counterparties to the Voting Agreements agreed to vote in favor of authorizing the issuance of the shares of common stock underlying all of the Series D Preferred, the Series D Warrants, and the Agent Warrants. In the aggregate, these counterparties to the Voting Agreements held approximately 33% of all votes entitled to be cast as of the record date.

In connection with the Securities Purchase Agreements, we also entered into Registration Rights Agreements with the investors, dated as of February 13, 2009, March 20, 2009, and March 27, 2009 (the “Series D Registration Rights Agreements”). Under the Series D Registration Rights Agreements, we granted the investors certain registration rights with respect to common stock issuable upon conversion of the Series D Preferred and exercise of the Series D Warrants. In addition, pursuant to the Selling Agent Agreement (the “Agent Agreement”) we entered into with GSS, recipients of the Agent Warrants could request to have the shares underlying their Agent Warrants included in this registration statement (but such shares were subject to cutbacks from registration prior to the shares underlying the Series D Preferred and Series D Warrants if a reduction in the registration was required by the Securities and Exchange Commission). This registration statement is being filed to satisfy the registration rights granted under the Series D Registration Rights Agreement, and with respect thereto, covers 4,366,381 shares issuable upon conversion or exercise of Series D Preferred and Series D Warrants.

The number of shares being registered on this registration statement (4,366,381) is equal to the sum of (i) 3,945,149, which is the number of shares of common stock underlying  Series D Preferred (based on the conversion price of $1.23, which will be in effect as of February 13, 2010), and (ii) 421,232, which is the number of shares of common stock underlying Series D Warrants that are being registered on this registration statement. The dollar value of these securities, as of the date hereof, is $8,660,806.04, calculated as the sum of the following:

•
$3,979,644.40 (calculated as the 1,349,032 shares of common stock underlying Series D Preferred and Series D Warrants issued in the February 13, 2009 closing that are being registered on this registration statement, multiplied by $2.95 (the closing price of our common stock on that date, as quoted on the Nasdaq Capital Market));

•
$3,196,906.34 (calculated as the 2,385,751 shares of common stock underlying Series D Preferred and Series D Warrants issued in the March 20, 2009 closing that are being registered on this registration statement, multiplied by $1.34 (the closing price of our common stock on that date, as quoted on the Nasdaq Capital Market)); and

•
$1,484,255.30 (calculated as the 631,598 shares of common stock underlying Series D Preferred and Series D Warrants issued in the March 27, 2009 closing that are being registered on this registration statement, multiplied by $2.35 (the closing price of our common stock on that date, as quoted on the Nasdaq Capital Market)).

Our Information

We were incorporated in Delaware in June 2003. On July 21, 2006, our stock began trading on the Nasdaq Capital Market under the symbol “CBLI”. Our principal executive offices are located at 73 High Street, Buffalo, New York 14203 and our telephone number is (716) 849-6810. Our website is located at http://www.cbiolabs.com. Information contained on our website is not incorporated by reference in this prospectus and you should not consider information on our website as part of this prospectus.

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus and any applicable prospectus supplement, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission, or SEC, on March 30, 2009, as updated by our Quarterly Reports on Form 10-Q and our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed after such Annual Report. Any of the risks we have described could materially adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment. Further, the risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not currently known to us, or that we currently believe are not material, could also materially adversely affect our business, financial condition or operating results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. The words “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “project,” “estimate” and similar expressions used in this prospectus or incorporated in this prospectus by reference that do not relate to historical facts are intended to identify forward-looking statements. These statements are only predictions. You should not place undue reliance on these forward-looking statements. By way of example, statements regarding the following subjects are forward-looking by their nature:

•	statements as to the anticipated timing of clinical tests and other business developments;

•	statements as to the development of new products and the commercialization of products;

•	expectations as to the adequacy of our cash balances to support our operations for specified periods of time and as to the nature and level of cash expenditures; and

•	expectations as to the market opportunities for our drug candidates as well as our ability to take advantage of those opportunities.

The forward-looking statements are based on management’s beliefs, plans, expectations and assumptions and on information available to us as of the time such statements were made. These beliefs, plans, expectations and assumptions can change as a result of many possible events or factors, not all of which are known to us. Neither we nor any other person assumes responsibility for the accuracy or completeness of these statements. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.

The forward-looking statements in this prospectus or incorporated in this prospectus by reference are not representations or guarantees of future performance and involve certain risks, uncertainties and assumptions. Such risks, uncertainties and assumptions include, but are not limited to, any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act or in any supplement to this prospectus. Many of such factors are beyond our control and are difficult to predict. As a result, our future actions, financial position and results of operations could differ materially from those expressed in any forward-looking statements made by us. Readers are therefore cautioned not to place undue reliance on forward-looking statements. We also do not intend to publicly update any forward-looking statements that may be made from time to time by us or on our behalf, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

       All proceeds from the sale of the shares offered by this prospectus will be received by the selling stockholders, although we will receive proceeds from the exercise in cash of the Series D Warrants for common stock. We intend to use the proceeds from the exercise of the Series D Warrants for working capital purposes.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are issuable upon conversion or exercise of the Series D Preferred and Series D Warrants. For additional information regarding the issuance of the Series D Preferred, and the issuance of the Series D Warrants and the Agent Warrants in connection therewith, see the section titled “Series D Private Placement” under the “Prospectus Summary” section of this prospectus. We are registering the shares of common stock to satisfy registration rights that we have granted to the selling stockholders, and in order to permit the selling stockholders to offer the shares for resale from time to time. Except for their ownership of the Series D Preferred or Series D Warrants, or as otherwise set forth below, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The column titled “Shares of Common Stock Owned Before the Offering” lists the number of shares of common stock owned by each selling stockholder as of October 19, 2009, assuming conversion of all preferred stock and exercise of all warrants and options, including conversion of all Series D Preferred (at a conversion price of $1.23 that will be in effect as of February 13, 2010) and exercise of all Series D Warrants, without regard to any limitations on conversions or exercise. The column titled “Shares of Common Stock Being Offered” lists the shares of common stock being offered pursuant to this prospectus by the selling stockholders (i.e., the shares of common stock underlying their Series D Preferred or Series D Warrants, as applicable). Unless the footnotes to the selling stockholders table specifically provide otherwise, “Shares of Common Stock Being Offered” only includes shares of common stock underlying Series D Preferred (and not shares of common stock underlying Series D Warrants). The column titled “Shares of Common Stock Owned Upon Completion of the Offering” lists the shares of common stock owned by each selling stockholder, assuming the shares of common stock underlying the Series D Preferred or Series D Warrants that are listed under “Shares of Common Stock Being Offered” have been sold, and the column titled “Percentage of Common Stock Outstanding Upon Completion of the Offering” provides the percentage owned by each selling stockholder of all shares of common stock outstanding, assuming the same.

This prospectus covers the resale of 3,945,149 shares of common stock issuable upon conversion of the Series D Preferred at the conversion price of $1.23 per share that will be in effect as of February 13, 2010, and 421,232 shares of common stock issuable upon exercise of Series D Warrants.

The table below has been prepared based upon information regarding the selling stockholders as of October 19, 2009. Because the conversion price of the Series D Preferred and the exercise prices of the Series D Warrants are subject to adjustment for events such as dilutive issuances, stock splits, stock dividends, reclassifications or similar events, the number of shares of common stock that will actually be issued upon conversion of the Series D Preferred or exercise of the Series D Warrants may be more or less than the number of shares being offered by this prospectus.

Under the terms of the Series D Certificate of Designation and the Series D Warrants, a selling stockholder may not convert the Series D Preferred, or exercise the Series D Warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock that exceeds 9.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the Series D Preferred that have not been converted, shares of common stock issuable upon exercise of the Series D Warrants or the Agent Warrants that have not been exercised, and shares of common stock issuable upon conversion or exercise of any other securities subject to an analogous limitation on conversion or exercise. The entries in the table below do not reflect this limitation.  The selling stockholders may sell all, some or none of their shares in this offering.  See "Plan of Distribution."

Name and Address of Selling Stockholder	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering	Percentage of Common Stock Outstanding Upon Completion of the Offering (1)

Jan Arnett (2) 7 Longwood Road Sands Point, New York 11050	114,550	60,977	53,573	*

Berdon Ventures LLC (3) 37 Westerleigh Road Purchase, New York 10577	409,215	243,903	165,312	*

Guy Michael Dart (4) 834 Devon Avenue Los Angeles, California 90024	114,550	60,977	53,573	*

Michael N. Emmerman (5) 151 East 63rd Street New York, New York 10065	374,914	146,342	228,572	1.15%

Jonathan Kamen (6) #1 Sunnyside Road Greenville, Delaware 19807	152,730	81,301	71,429	*

Lindsay E. Dart Separate Property Trust (7) 1080 Wisconsin Avenue NW Washington, D.C. 20007	76,366	40,651	35,715	*

Lindsay Dart Lincoln TTEE, Lindsay E. Dart Separate Property Trust (8) 1080 Wisconsin Avenue NW Washington, D.C. 20007	38,184	20,326	17,858	*

Richard and Arline McGowan, JTWROS (9) 25 Dawn Drive Westport, Connecticut 06880	647,068	300,814	346,254	1.74%

Martin H. Meyerson (10) 19500 Turnberry Way Aventura, Florida 33180	170,232	81,302	88,930	*

J.S.A. Investments, LLC (11) 19500 Turnberry Way Aventura, Florida 33180	248,967	40,651	208,316	1.05%

William F. Quirk Jr. (12) 10 Water Witch Crossing Savannah, Georgia 31411	458,190	243,903	214,287	1.08%

Lorin Wels (13) 133 Lakeview Drive Old Tappan, New Jersey 07675	155,444	82,765	72,679	*

Iroquois Master Fund Ltd. (14) 641 Lexington Avenue, 26th Floor New York, New York 10022	263,851	71,429	192,422	*

Greenwich Growth Fund Limited (15) P.O. Box HM 2257 Hamilton HM JX, Bermuda	71,429	71,429	0	0

Cranshire Capital, L.P. (16) 31 Dundee Road, Suite 703 Northbrook, Illinois 60062	270,530	142,858	127,672	*

JPMCC FBO Stuart Schapiro JPMCC Master Defined Cont Money Purchase Pension Plan (17) 41 Winged Foot Drive Larchmont, New York 10538	42,715	35,715	7,000	*

Marschall-Cook-Critchley Family Ventures, F.L.P. (18) P.O. Box 1039 Grantham, New Hampshire 03753	38,184	20,326	17,858	*

George L. Black Jr. Trust (19) 4631 Lane Road Zephyrhills, Florida 33541	30,547	16,261	14,286	*

Brad DeHaan (20) 1605 Vandyk Road Lynden, Washington 98264	7,561	7,561	0	0

Frank C. Heyman (21) 8458 Jardin Way Sandy, Utah 84093	18,500	18,500	0	0

Michael Silver and Lori Silver JT TEN (22) 216 Maison Court Elmhurst, Illinois 60126	30,547	16,261	14,286	*

Steven E. Slawson (23) 19 Sawmill Road Lebanon, New Jersey 08833	76,366	40,651	35,715	*

Old Kings Capital LP (24) 9 Old King's Highway South Dorien, Connecticut 06820	60,502	32,196	28,306	*

Vertical Partners LP (25) 9 Old King's Highway South Dorien, Connecticut 06820	163,864	87,236	76,628	*

Zanett Opportunity Fund Ltd. (26) 635 Madison Avenue, 15th Floor New York, New York 10022	181,160	81,301	99,859	*

Robert Brous (27) 4 Kings Terrace Road Kings Point, New York 11024	140,536	32,521	108,015	*

CRCK IV, LLC (28) 101 Park Avenue, 23rd Floor New York, New York 10178	1,527,295	813,009	714,286	3.50%

Entrust NE FBO Walter Schenker A/C 1374 (29) 13 Rockland Terrace, Suite 300 Verona, New Jersey 07044	76,366	40,651	35,715	*

Susan Schenker (30) 105 Windsor Drive Pine Brook, New Jersey 07058	76,366	40,651	35,715	*

Walter Schenker (31) 105 Windsor Drive Pine Brook, New Jersey 07058	68,236	32,521	35,715	*

TCMP3 Partners (32) 7 Century Drive, Suite 201 Parsippany, New Jersey 07054	485,515	121,952	363,563	1.82%

James W. Harpel (33) 1102 North Ocean Boulevard Palm Beach, Florida 33480	672,011	357,725	314,286	1.57%

James W. Harpel, Jr. Trust 40 (34) 1102 North Ocean Boulevard Palm Beach, Florida 33480	61,093	32,521	28,572	*

Anthony C. Harpel Trust 40 (35) 1102 North Ocean Boulevard Palm Beach, Florida 33480	106,911	56,911	50,000	*

Jed F. Fisher (36) 3925 Savannah Pass Mishawaka, Indiana 46545	19,092	10,163	8,929	*

Ronald Lukas (37) 135 Pueblo Court Frankfort, Illinois 60423	126,766	67,480	59,286	*

Frank Decarolis IRA FCC as Custodian (38) 5 Hill Drive Oyster Bay, New York 11771	30,547	16,261	14,286	*

Robert H. Cohen (39) 2 Hickory Lane Scarsdale, New York 10583	986,401	406,505	579,896	2.88%

John G. Manos Living Trust U/A/D - 7/21/04 (40) 85 Prospect Street South Easton, Massachusetts 02375	53,456	28,456	25,000	*

Philip Patt and Maxine Patt JTWROS (41) 938 Stoney Run Drive West Chester, Pennsylvania 19382	182,380	81,302	101,078	*

Thomas R. Ulie (42) P.O. Box 814 Mercer Island, Washington 98040	229,095	121,952	107,143	*

Miriam Koryn (43) 2406 Theall Road Rye, New York 10580	76,366	40,651	35,715	*

Michael B. Pisani (44) 1290 Club House Road Gladwyne, Pennsylvania 19035	21,383	11,383	10,000	*

Andrew Schenker (45) 300 Mercer Avenue, Apt. 15L New York, New York 10003	8,130	8,130	0	0

*    Less than 1%.

(1)	Except as otherwise required by Rule 13d-3 under the Exchange Act, this percentage ownership is based on 19,690,561 shares of common stock outstanding as of October 15, 2009.

(2)	Shares of common stock owned before the offering includes 60,977 shares of common stock underlying Series D Preferred and 53,573 shares of common stock underlying Series D Warrants.

(3)
Shares of common stock owned before the offering includes  32,327 shares of common stock underlying a warrant to purchase common stock (a “Series B Warrant”), issued in connection with our sale of Series B Convertible Preferred Stock (“Series B Preferred”), held by F Berdon Co. LP, 162,602 shares of common stock underlying Series D Preferred and 214,286 shares of common stock underlying a Series D Warrant held by Berdon Ventures LLC. Shares of common stock being offered includes the 162,602 shares of common stock underlying Series D Preferred and 81,301 shares of common stock underlying a Series D Warrant. Frederick Berdon exercises voting and dispositive control over these shares.

(4)	Shares of common stock owned before the offering includes 60,977 shares of common stock underlying Series D Preferred and 53,573 shares of common stock underlying Series D Warrants.

(5)
Shares of common stock owned before the offering includes 100,000 shares of common stock, 146,342 shares of common stock underlying Series D Preferred, and 128,572 shares of common stock underlying a Series D Warrant.

(6)	Shares of common stock owned before the offering includes 81,301 shares of common stock underlying Series D Preferred and 71,429 shares of common stock underlying a Series D Warrant.

(7)
Shares of common stock owned before the offering includes 40,651 shares of common stock underlying Series D Preferred and 35,715 shares of common stock underlying a Series D Warrant. Lindsay Dart Lincoln exercises voting and dispositive control over these shares. Does not include shares owned by Lindsay Dart Lincoln TTEE, Lindsay E. Dart Separate Property Trust over which Lindsay Dart Lincoln also exercises voting and dispositive control. These two selling stockholders collectively seek to register a total of 60,977 shares of common stock.

(8)
Shares of common stock owned before the offering includes 20,326 shares of common stock underlying Series D Preferred and 17,858 shares of common stock underlying a Series D Warrant. Lindsay Dart Lincoln exercises voting and dispositive control over these shares.  Does not include shares owned by Lindsay E. Dart Separate Property Trust, over which Lindsay Dart Lincoln also exercises voting and dispositive control. These two selling stockholders collectively seek to register a total of 60,977 shares of common stock.

(9)
Shares of common stock owned before the offering includes 81,968 shares of common stock, 300,814 shares of common stock underlying Series D Preferred, and 264,286 shares of common stock underlying a Series D Warrant.

(10)
Shares of common stock owned before the offering includes 7,500 shares of common stock, 81,302 shares of common stock underlying Series D Preferred and 71,430 shares of common stock underlying Series D Warrants owned by Martin H. Meyerson, and 10,000 shares of common stock owned by Martin H. Meyerson IRA. Does not include shares owned by J.S.A. Investments LLC, over which J.A. Meyerson, the spouse of Martin H. Meyerson, exercises voting and dispositive control. These two selling stockholders collectively seek to register a total of 121,953 shares of common stock.

(11)
Shares of common stock owned before the offering includes 70,238 shares of common stock, 92,363 shares of common stock underlying Series B Warrants, 40,651 shares of common stock underlying Series D Preferred, and 35,715 shares of common stock underlying a Series D Warrant owned by J.S.A. Investments, LLC, and 10,000 shares of common stock owned by J.A. Meyerson IRA. J.A. Meyerson exercises voting and dispositive control over these shares. Does not include shares owned by Martin H. Meyerson, over which Martin H. Meyerson, the spouse of J.A. Meyerson, exercises voting and dispositive control. These two selling stockholders collectively seek to register a total of 121,953 shares of common stock.

(12)	Shares of common stock owned before the offering includes 243,903 shares of common stock underlying Series D Preferred and 214,287 shares of common stock underlying Series D Warrants.

(13)	Shares of common stock owned before the offering includes 82,765 shares of common stock underlying Series D Preferred and 72,679 shares of common stock underlying a Series D Warrant.

(14)
Shares of common stock owned before the offering includes 192,422 shares of common stock underlying a Series B Warrant and 71,429 shares of common stock underlying a Series D Warrant. Shares of common stock being offered includes the 71,429 shares of common stock underlying a Series D Warrant. Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares.

(15)
Shares of common stock owned before the offering includes 71,429 shares of common stock underlying a Series D Warrant. Shares of common stock being offered includes the 71,429 shares of common stock underlying a Series D Warrant. Don Dunstan, Deborah Paterson and J.P. Furey exercise voting and dispositive control over these shares.

(16)
Shares of common stock owned before the offering includes 127,672 shares of common stock and 142,858 shares of common stock underlying Series D Warrants. Shares of common stock being offered includes the 142,858 shares of common stock underlying Series D Warrants. Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin, President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.

(17)
Shares of common stock owned before the offering includes 7,000 shares of common stock and 35,715 shares of common stock underlying a Series D Warrant. Shares of common stock being offered includes the 35,715 shares of common stock underlying Series D Warrants.  Stuart Schapiro exercises voting and dispositive control over these shares.

(18)
Shares of common stock owned before the offering includes 20,326 shares of common stock underlying Series D Preferred and 17,858 shares of common stock underlying a Series D Warrant. June Louise Critchley exercises voting and dispositive control over these shares.

(19)
Shares of common stock owned before the offering includes 16,261 shares of common stock underlying Series D Preferred and 14,286 shares of common stock underlying a Series D Warrant. George L. Black Jr. exercises voting and dispositive control over these shares.

(20)	Shares of common stock owned before the offering includes 7,561 shares of common stock underlying Series D Preferred.

(21)
Shares of common stock owned before the offering includes 18,500 shares of common stock underlying a Series D Warrant. Shares of common stock being offered includes the 18,500 shares of common stock underlying a Series D Warrant.

(22)	Shares of common stock owned before the offering includes 16,261 shares of common stock underlying Series D Preferred and 14,286 shares of common stock underlying a Series D Warrant.

(23)
Shares of common stock owned before the offering includes 40,651 shares of common stock underlying Series D Preferred and 35,715 shares of common stock underlying a Series D Warrant. Does not include shares owned by TCMP3 Partners, over which Steven E. Slawson and Walter Schenker exercise voting and dispositive control. These two selling stockholders collectively seek to register a total of 162,603 shares of common stock.

(24)
Shares of common stock owned before the offering includes 32,196 shares of common stock underlying Series D Preferred and 28,306 shares of common stock underlying a Series D Warrant. Goodnow Investment Group (“Goodnow”) is the investment manager of Old Kings Capital LP. Peter J. Gavey, in his role as Chief Compliance Officer of Goodnow, exercises voting and dispositive control over these shares. Does not include shares owned by Vertical Partners LP, over which Mr. Gavey also exercises voting and dispositive control. These two selling stockholders collectively seek to register a total of 119,432 shares of common stock.

(25)
Shares of common stock owned before the offering includes 87,236 shares of common stock underlying Series D Preferred and 76,628 shares of common stock underlying a Series D Warrant. Goodnow is the investment manager of Vertical Partners LP. Peter J. Gavey, in his role as Chief Compliance Officer of Goodnow, exercises voting and dispositive control over these shares. Does not include shares owned by Old Kings Capital LP, over which Mr. Gavey also exercises voting and dispositive control. These two selling stockholders collectively  seek to register a total of 119,432 shares of common stock.

(26)
Shares of common stock owned before the offering includes 28,430 shares of common stock, 81,301 shares of common stock underlying Series D Preferred, and 71,429 shares of common stock underlying a Series D Warrant. Zachary McAdoo, President and Director of Zanett Opportunity Fund, Ltd., exercises voting and dispositive control over these shares.

(27)
Shares of common stock owned before the offering includes 12,300 shares of common stock, 32,521 shares of common stock underlying Series D Preferred, 28,572 shares of common stock underlying Series D Warrants and 67,143 shares of common stock underlying Agent Warrants.

(28)
Shares of common stock owned before the offering includes 813,009 shares of common stock underlying Series D Preferred and 714,286 shares of common stock underlying a Series D Warrant. Paul P. Tanico, Ellen H. Adams, and Maria Lamari Burden exercise voting and dispositive control over these shares.

(29)
Shares of common stock owned before the offering includes 40,651 shares of common stock underlying Series D Preferred and 35,715 shares of common stock underlying a Series D Warrant. Walter Schenker exercises voting and dispositive control over these shares.  Does not include shares owned by Walter Schenker or Susan Schenker, the spouse of Walter Schenker, individually, over which each of them exercises voting and dispositive control. Nor does it include shares owned by TCMP3 Partners, over which Steven E. Slawson and Walter Schenker exercise voting and dispositive control. These four selling stockholders collectively seek to register a total of 235,775 shares of common stock.

(30)
Shares of common stock owned before the offering includes 40,651 shares of common stock underlying Series D Preferred and 35,715 shares of common stock underlying a Series D Warrant. Does not include shares owned by Walter Schenker, the spouse of Susan Schenker, individually or Entrust NE FBO Walter Schenker A/C 1374, over which Walter Schenker exercises voting and dispositive control. Nor does it include shares owned by TCMP3 Partners, over which Steven E. Slawson and Walter Schenker exercise voting and dispositive control. These four selling stockholders collectively seek to register a total of 235,775 shares of common stock.

(31)
Shares of common stock owned before the offering includes 32,521 shares of common stock underlying Series D Preferred and 35,715 shares of common stock underlying a Series D Warrant. Does not include shares owned by Susan Schenker, the spouse of Walter Schenker, individually, over which Susan Schenker exercises voting and dispositive control, or Entrust NE FBO Walter Schenker A/C 1374, over which Walter Schenker exercises voting and dispositive control.  Nor does it include shares owned by TCMP3 Partners, over which Steven E. Slawson and Walter Schenker exercise voting and dispositive control. These four selling stockholders collectively seek to register a total of 235,775 shares of common stock.

(32)
Shares of common stock owned before the offering includes 100,942 shares of common stock, 155,478 shares of common stock underlying Series B Warrants, 121,952 shares of common stock underlying Series D Preferred and 107,143 shares of common stock underlying a Series D Warrant. Walter Schenker and Steven Slawson exercise voting and dispositive control over these shares. Does not include shares owned by Steven Slawson, Walter Schenker, or Susan Schenker, the spouse of Walter Schenker, individually, over which each of them exercises voting and dispositive control.  Nor does it include shares owned by Entrust NE FBO Walter Schenker A/C 1374, over which Walter Schenker exercises voting and dispositive control. These five selling stockholders collectively seek to register a total of 276,426 shares of common stock.

(33)
Shares of common stock owned before the offering includes 357,725 shares of common stock underlying Series D Preferred and 314,286 shares of common stock underlying Series D Warrants. Does not include shares owned by James W. Harpel, Jr. Trust 40 or Anthony C. Harpel Trust 40, over which James W. Harpel, as trustee, exercises voting and dispositive control. These three selling stockholders collectively seek to register a total of 447,157 shares of common stock.

(34)
Shares of common stock owned before the offering includes 32,521 shares of common stock underlying Series D Preferred and 28,572 shares of common stock underlying a Series D Warrant. James W. Harpel, trustee, exercises voting and dispositive control over these shares. Does not include shares owned by James W. Harpel or Anthony C. Harpel Trust 40, over which James W. Harpel individually and as trustee, respectively, exercises voting and dispositive control. These three selling stockholders collectively seek to register a total of 447,157 shares of common stock.

(35)
Shares of common stock owned before the offering includes 56,911 shares of common stock underlying Series D Preferred and 50,000 shares of common stock underlying a Series D Warrant. James W. Harpel, trustee, exercises voting and dispositive control over these shares. Does not include shares owned by James W. Harpel or James W. Harpel, Jr. Trust 40, over which James W. Harpel individually and as trustee, respectively, exercises voting and dispositive control. These three selling stockholders collectively seek to register a total of 447,157 shares of common stock.

(36)	Shares of common stock owned before the offering includes 10,163 shares of common stock underlying Series D Preferred and 8,929 shares of common stock underlying a Series D Warrant.

(37)	Shares of common stock owned before the offering includes 67,480 shares of common stock underlying Series D Preferred and 59,286 shares of common stock underlying a Series D Warrant.

(38)
Shares of common stock owned before the offering includes 16,261 shares of common stock underlying Series D Preferred and 14,286 shares of common stock underlying a Series D Warrant. Frank Decarolis exercises voting and dispositive control over these shares.

(39)
Shares of common stock owned before the offering includes 167,775 shares of common stock, 54,978 shares of common stock underlying a Series B Warrant, 406,505 shares of common stock underlying Series D Preferred and 357,143 shares of common stock underlying a Series D Warrant.

(40)
Shares of common stock owned before the offering includes 28,456 shares of common stock underlying Series D Preferred and 25,000 shares of common stock underlying a Series D Warrant. Each of Dorothy Mason and John Manos have the individual authority to exercise voting and dispositive control over these shares.

(41)
Shares of common stock owned before the offering includes 29,648 shares of common stock, 81,302 shares of common stock underlying Series D Preferred and 71,430 shares of common stock underlying Series D Warrants.

(42)	Shares of common stock owned before the offering includes 121,952 shares of common stock underlying Series D Preferred and 107,143 shares of common stock underlying a Series D Warrant.

(43)	Shares of common stock owned before the offering includes 40,651 shares of common stock underlying Series D Preferred and 35,715 shares of common stock underlying a Series D Warrant.

(44)	Shares of common stock owned before the offering includes 11,383 shares of common stock underlying Series D Preferred and 10,000 shares of common stock underlying a Series D Warrant.

(45)
Shares of common stock owned before the offering includes 8,130 shares of common stock underlying Series D Preferred. These shares of common stock underlying Series D Preferred were transferred to Andrew Schenker by Walter Schenker in a gift transaction.

The table below describes the value of payments made, or that could potentially be made, by the Company to selling stockholders, their affiliates and any persons with whom selling stockholders have a contractual relationship regarding the transaction. All of the payments made relate to compensation and expense reimbursement negotiated with the placement agent (and its designees)  in the transaction. The final category in the table below represents the maximum potential liquidated damages amount payable under certain provisions of the Registration Rights Agreements. This amount is not the only potential liquidated damages or penalty amount in connection with the Series D transaction, but is the only such amount that is currently ascertainable. A full discussion of the other potential liquidated damages and penalty amounts appears after the following table and the footnotes thereto.

PAYMENTS OR POTENTIAL PAYMENTS TO SELLING STOCKHOLDERS, AFFILIATES OF
SELLING STOCKHOLDERS, OR ANY PERSON WITH WHOM SELLING STOCKHOLDERS
HAVE A CONTRACTUAL RELATIONSHIP

Selling Stockholders, Affiliates of Selling Stockholders, or Any Person with Whom Selling Stockholders Have a Contractual Relationship	Cash Payments ($)	Value of Payments in Agent Warrants (1) ($)	Totals ($)
Garden State Securities, Inc. (2)	343,190.70	531,576.35	874,767.05
Wunderlich Securities Inc. (3)	207,500.00	315,572.10	523,072.10
Hallmark Investments (4)	38,400.00	64,021.05	102,421.05
Feldman, Weinstein & Smith Legal Fees for Counsel to Placement Agent	27,500.00	─	27,500.00
Maximum Liquidated Damages Payable Pursuant to Registration Rights Agreements (5)	814,246.07	─	814,246.07
TOTALS ($)	1,430,836.77	911,169.50	2,342,006.27

1.  Unless otherwise noted, the value of the Agent Warrants is calculated based on the closing price of our common stock on March 27, 2009 (the date of issuance of the Agent Warrants), as quoted on the Nasdaq Capital Market, of $2.35.

2.  In consideration for its services as placement agent, Garden State Securities, Inc. was entitled to receive Agent Warrants exercisable for common stock equal to 10% of the aggregate number of shares of common stock for which the Series D Preferred and Series D Warrants were convertible or exercisable in the transaction.  In addition to the Agent Warrants, Garden State Securities was entitled to cash compensation equal to 10% of the Company’s gross proceeds from the transaction. Garden State Securities was entitled to designate recipients of its Agent Warrants and to engage sub-placement agents who would receive an allocable portion of the Agent Warrants and cash compensation. As a result, after all these designations and allocations, Garden State Securities received $343,190.70 in cash payments (including $22,500 of expense reimbursement under the Agent Agreement) and Garden State and its designees received Agent Warrants exercisable for 226,207 shares of common stock (including an Agent Warrant exercisable for 10 shares of common stock that was issued on March 20, 2009, and which is thus valued at the closing price of our common stock on that date, as quoted on the Nasdaq Capital Market, of $1.34).

3.  In consideration for its services as sub-placement agent, Wunderlich Securities Inc. received $207,500.00 in cash payments and Wunderlich and its designees received Agent Warrants exercisable for 134,286 shares of common stock.

4.  In consideration for its services as sub-placement agent, Hallmark Investments received $38,400.00 in cash payments and Hallmark and its designees received Agent Warrants exercisable for 27,243 shares of common stock.

5.  The Registration Rights Agreements provide for liquidated damages in a monthly amount equal to 1% of the aggregate purchase price paid by a selling stockholder (up to a maximum of 15% of the aggregate subscription amount paid by such selling stockholder) for any unregistered shares of common stock (but not shares underlying the Series D Warrants) which are not registered by reason of any of the following events: (i) the initial registration statement is not first filed on or prior to its filing deadline, which was July 27, 2009; (ii) the Company fails to file a request for acceleration of effectiveness of a registration statement required under the Registration Rights Agreements (a "Required Registration Statement") within five trading days after the Company is advised by the SEC that the registration statement will not be reviewed or not be subject to further review; (iii) prior to effectiveness of any Required Registration Statement, the Company fails to file a pre-effective amendment or otherwise respond to comments by the SEC within 20 business days after receipt of comments from the SEC; (iv) a Required Registration Statement covering resale of the initial shares is not declared effective within 90 days of stockholder approval, which was received June 25, 2009, or 180 days of stockholder approval if the Required Registration Statement is reviewed by the SEC; (v) after the effective date of any Required Registration Statement, the Required Registration Statement ceases to be effective for more than 15 consecutive days or more than an aggregate of 30 days in any 12 month period; or (vi) the Company fails to remain in compliance with the public information requirements of Rule 144(c) of the Securities Act. The $814,246.07 presented in the table above is calculated as the aggregate subscription amounts paid by all selling stockholders ($5,428,307) multiplied by 15%.

In addition to the payments described above, we may from time to time deposit funds into a sinking fund account, which funds may be used to redeem the Series D Preferred on a pro rata basis. The Series D Certificate of Designation requires us to contribute funds to such an account if we receive any revenues from licensing certain intellectual property or if we receive awards from government agencies for certain purposes, or we can choose to voluntarily allocate funds to such account. After the later of (i) the six month anniversary of our initial contribution to the sinking fund, or (ii) the effectiveness of this registration statement, we are required to provide notice to the holders of the Series D Preferred no more than once every six months regarding the amount of cash, if any, in the sinking fund. Each holder of Series D Preferred then has the right to have us redeem the holder's shares of Series D Preferred on a pro rata basis, which redemption shall occur at 115% of the aggregated stated value of the shares of Series D Preferred prior to or on February 13, 2010, or at 120% of the aggregated stated value of the Series D Preferred thereafter.  At present time, we have not deposited any funds into the sinking fund account and have not been obligated to do so. We have the intention of making any payments from such sinking fund account in accordance with our obligation, and because these funds will be required to be set aside in the account, we have a reasonable basis to believe that we will have the financial ability to do so. Except as set forth above, we do not anticipate making any other payments to the selling stockholders or any of their affiliates in the first year following the sale of the Series D Preferred and the Series D Warrants.

Each of the Securities Purchase Agreements and the Registration Rights Agreements also contain provisions requiring the Company to pay liquidated damages to the selling stockholders if the Company fails to effectuate certain covenants within the prescribed period of time.  For example, the Securities Purchase Agreements provide that if a purchaser holds certificates for shares of common stock bearing a legend noting that such shares are subject to transfer restrictions under the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended (the "Securities Act")  and such shares become subject to an effective registration statement or can be sold pursuant to an exemption from registration, the selling stockholder may request that the Company remove the legends within three trading days after the purchaser has submitted all required documentation for the conversion.  If the shares are not so delivered by the Company, liquidated damages accrue at the rate of $10 per trading day (increasing to $20 per trading after five trading days) per $1,000 in common stock submitted for each trading day after the trading day on which the shares were to be delivered.  The Securities Purchase Agreements also impose liquidated damages in the amount of 1.5% of a selling stockholder's entire subscription amount should the Company fail to be in compliance with the public information requirements of Rule 144(c) of the Securities Act which failure results in a delay or a reduction in the ability of the purchaser to sell its securities. The liquidated damages provisions contained in the Registration Rights Agreements are discussed in footnote 5 to the table above.

The table below describes the total possible profit the selling stockholders could realize as a result of the conversion/exercise discount for the shares of common stock underlying the Series D Preferred and the Series D Warrants/Agent Warrants as of each Closing Date.

POTENTIAL PROFITS ON CONVERSION OF
SERIES D PREFERRED
AND
EXERCISE OF SERIES D WARRANTS/AGENT WARRANTS

Closing Date	Market Price Per Share of Common Stock on date of Issuance (1) ($)	Conversion Price of Series D Preferred (2) ($)	Exercise Price of Series D Warrants / Agent Warrants (3) ($)	Total Possible Shares of Common Stock Underlying Series D Preferred (4)	Total Possible Shares of Common Stock Underlying Series D Warrants / Agent Warrants	Combined Market Price of Total Possible Shares Underlying Series D Preferred and Series D Warrants / Agent Warrants ($)	Combined Conversion / Exercise Price of Total Possible Shares Underlying Series D Preferred and Series D Warrants / Agent Warrants ($)	Total Possible Profit the Selling Stockholders Could Realize from Conversion / Exercise Discount ($)

2/13/2009 (5)	2.95	1.40	1.60	2,050,364	1,215,543	9,634,425.65	4,815,378.40	4,819,047.25
3/20/2009 (6)	1.34	1.40	1.60	3,539,285	2,098,277	7,554,333.08	8,312,242.20	-757,909.12
3/27/2009 (7)	2.35	1.40	1.60	950,605	951,302	4,469,481.45	2,852,930.20	1,616,551.25
AGGREGATE TOTALS	─	─	─	6,540,254	4,265,122	21,658,240.18	15,980,550.80	5,677,689.38

1.  The market price per share of common stock underlying the Series D Preferred and the Series D Warrants/Agent Warrants is based on the closing prices of our common stock on February 13, 2009, March 20, 2009, and March 27, 2009, as quoted on the Nasdaq Capital Market, of $2.95, $1.34, and $2.35, respectively.

2.  The conversion price of the Series D Preferred is subject to adjustment for events such as dilutive issuances, stock splits, stock dividends, reclassifications, or similar events.  This could result in an increase in the number of shares of common stock underlying the Series D Preferred.  In addition, the conversion price of the Series D Preferred is subject to automatic adjustments as explained below in footnote 4.

3.  The exercise price of the Series D Warrants and the Agent Warrants is subject to adjustment for events such as dilutive issuances, stock splits, stock dividends, reclassifications or similar events.  In the case of stock splits or stock dividends, this could result in an increase in the number of shares of common stock underlying the Series D Warrants/Agent Warrants. In addition, the Series D Warrants and Agent Warrants may be exercised on a “cashless” basis if after the earlier of (i) the one year anniversary of the purchase date and (ii) the completion of the then applicable holding period required by Rule 144, an effective registration statement covering the shares of common stock underlying the Series D Warrants and Agent Warrants is not effective.

4.  The total possible shares of common stock underlying Series D Preferred is based on a conversion price of $0.83, as calculated in accordance with Section 6(b) of the Series D Certificate of Designation, which provides that (i) on the six month anniversary of the original issue date (i.e., August 13, 2009, or the “Initial Adjustment Date”), the conversion price reduced to equal 95% of the then conversion price (i.e., $1.40 * 0.95 = $1.33), and (ii) on each three month anniversary of the Initial Adjustment Date until maturity of the Series D Preferred, the then conversion price shall be reduced by the product of (a) the initial conversion price of the Series D Preferred ($1.85) and (b) 2.5%, thus equating to a reduction of $0.05 (i.e., $1.85 * .025) on each three month anniversary of the Initial Adjustment Date. The Series D Preferred mature on February 13, 2012, at which time the conversion price will be $0.83, barring any adjustments other than the automatic adjustments described in the foregoing sentence.

5.  The table above reflects a conversion price of the Series D Preferred of $1.40 and an exercise price of the Series D Warrants/Agent Warrants of $1.60 as of February 13, 2009. However, the actual conversion and exercise prices of these securities, as of the February 13, 2009 closing, were $1.85 and $2.60, respectively.  The prices were adjusted to $1.40 and $1.60 after the February 13, 2009 closing pursuant to certain amendment and waiver agreements entered into by the Company and the investors.  If the February 13, 2009 entry in the table above were prepared using the original conversion price of $1.85 for the Series D Preferred and the original exercise price of $2.60 for the Series D Warrants/Agent Warrants, the combined conversion/exercise price of total possible shares underlying the Series D Preferred and Series D Warrants/Agent Warrants would be $6,953,585.20 instead of $4,815,378.40, and the total possible profit the selling stockholders could realize from the conversion/exercise discount would be $2,680,840.45 instead of $4,819,047.25. On this basis, the aggregate total possible profit the selling stockholders could realize from the conversion/exercise discount would be $3,539,482.58 instead of $5,677,689.38.

6.  The March 20, 2009 entry for “Total Possible Shares of Common Stock Underlying Series D Warrants/Agent Warrants” includes 10 shares of common stock underlying an Agent Warrant with an exercise price of $1.60 per share and a market price of $1.34 per share, yielding a total possible profit of -$2.60. The holder of this Agent Warrant is not a selling stockholder on this registration statement.

7.  The March 27, 2009 entry for “Total Possible Shares of Common Stock Underlying Series D Warrants/Agent Warrants” includes 387,726 shares of common stock underlying Agent Warrants with an exercise price of $1.60 per share and a market price of $2.35 per share, yielding a total possible profit of $290,794.50. The holders of these Agent Warrants are not selling stockholders on this registration statement.

The Company’s relationship and arrangements during the past three years with the selling stockholders, any affiliates of the selling stockholders, or any person with whom any selling stockholder has a contractual relationship are limited to (i) the Company’s entry into an Agent Agreement with GSS, pursuant to which GSS served as placement agent for the Series D transaction, and (ii) participation by certain selling stockholders in previous private placements. With regard to the latter, the following persons were participants in our sale of Series A Preferred Stock, consummated on March 15, 2005:  Robert Cohen, Bear Stearns Securities Corp. Custodian for Stuart Schapiro IRA (an affiliate of JPMCC FBO Stuart Schapiro JMPCC Master Defined Cont Money Purchase Pension Plan), F Berdon Co. LP (an affiliate of Berdon Ventures LLC), and Philip and Maxine Patt. In addition, the following persons were participants in our sale of Series B Preferred Stock, consummated on March 16, 2007:  J.S.A. Investments, LLC, TCMP3 Partners, Robert Cohen, F Berdon Co. LP (an affiliate of Berdon Ventures LLC), and Iroquois Master Fund Ltd. The tables below describe in further detail prior securities transactions between us and those selling stockholders.

SERIES A PARTICIPATING CONVERTIBLE PREFERRED STOCK ("SERIES A PREFERRED")

Date ofTransaction	Shares of Common Stock Outstanding Prior to Transaction (1)	Shares of Common Stock Outstanding Prior to Transaction Held by Persons other than Selling Stockholders, Affiliates of the Company, and Affiliates of Selling Stockholders (2)	Shares Issued or Issuable to Selling Stockholders or Affiliates of Selling Stockholders in Connection with the Transaction (3)
Shares Issued
or Issuable to
Selling
Stockholders or
Affiliates of
Selling
Stockholders in
Connection with
the Transaction
as a Percentage
of Shares
Outstanding
Prior to the
Transaction
Held by  Persons
other than
Selling
Stockholders,
Affiliates of the
Company, and
Affiliates of
Selling
Stockholders
					Market Price per Share of Common Stock Prior to the Transaction (4)	Current Market Price per Share of Common Stock (5)
March 15, 2005	5,960,000	1,043,000	187,500	17.98%	$2.00	$4.76

Shares Issued or Issuable to Each Selling Stockholder or Each Affiliate of Selling Stockholders in Connection with the Transaction:

Name	Shares Issued or Issuable in Connection with the Transaction
Shares Issued or Issuable in
Connection with the
Transaction as a Percentage
of Shares Outstanding Prior
to the Transaction Held by
Persons other than Selling
Stockholders, Affiliates of the
Company, and Affiliates of
Selling Stockholders

Robert Cohen	75,000	7.19%
Bear Stearns Securities Corp. Custodian for Stuart Schapiro IRA	12,500	1.20%
F Berdon Co. LP	75,000	7.19%
Philip Patt and Maxine Patt	25,000	2.40%
Total	187,500	17.98%

1.  There were 5,960,000 shares of common stock outstanding prior to consummation of the sale of Series A Preferred.

2.  Excludes 4,917,000 shares held by executive officers of the Company and the Cleveland Clinic Foundation. At the time of the transaction, no shares were held by selling stockholders or affiliates of selling stockholders.

3.  Shares issued in the transaction were Series A Preferred, all of which converted into common stock automatically on a one-to-one basis upon the Company’s initial public offering.

4.  The Company was not a publicly traded company at the time of the Series A transaction.  The purchase price of the Series A Preferred was $2.00 per share.

5.  Based on the closing price of our common stock on October 15, 2009, as quoted on the Nasdaq Capital Market, of $4.76.

SERIES B CONVERTIBLE PREFERRED STOCK ("SERIES B PREFERRED") AND SERIES B WARRANTS

Date of Transaction	Shares of Common Stock Outstanding Prior to Transaction (1)	Shares of Common Stock Outstanding Prior to Transaction Held by Persons other than Selling Stockholders, Affiliates of the Company, and Affiliates of Selling Stockholders (2)	Shares Issued or Issuable to Selling Stockholders or Affiliates of Selling Stockholders in Connection with the Transaction (3)
Shares Issued
or Issuable to
Selling
Stockholders or
Affiliates of
Selling
Stockholders in
Connection with
the Transaction
as a Percentage
of Shares
Outstanding
Prior to the
Transaction
Held by Persons
other than
Selling
Stockholders,
Affiliates of the
Company, and
Affiliates of
Selling
Stockholders
					Market Price per Share of Common Stock Prior to the Transaction (4)	Current Market Price per Share of Common Stock (5)
March 16, 2007	11,889,099	6,873,149	878,142	12.78%	$10.45	$4.76

Shares Issued or Issuable to Each Selling Stockholder or Each Affiliate of Selling Stockholders in Connection with the Transaction, as of the date of the transaction:

Name	Shares Issued or Issuable in Connection with the Transaction
Shares Issued or Issuable in
Connection with the
Transaction as a Percentage
of Shares Outstanding Prior
to the Transaction Held by
Persons other than Selling
Stockholders, Affiliates of the
Company, and Affiliates of
Selling Stockholders

J.S.A. Investments, LLC (6)	30,000	0.44%
TCMP3 Partners (7)	303,000	4.41%
Robert Cohen (8)	107,142	1.56%
F Berdon Co. LP (9)	63,000	0.92%
Iroquois Master Fund Ltd. (10)	375,000	5.46%
Total	878,142	12.78%

1.  There were 11,889,099 shares of common stock outstanding prior to consummation of the sale of Series B Preferred.

2.  Calculated as the 11,889,099 shares of common stock outstanding prior to the transaction less the following shares of common stock outstanding prior to the transaction:  (i) 4,917,000 shares held by executive officers of the Company and the Cleveland Clinic Foundation, (ii) 88,946 shares held by Robert Cohen, and (iii) 10,004 shares held by F Berdon Co. LP.

3.  Shares issued in the transaction were shares underlying Series B Preferred and Series B Warrants.

4.  Based on the closing price of our common stock on March 15, 2007, as quoted on the Nasdaq Capital Market, of $10.45.

5.  Based on the closing price of our common stock on October 15, 2009, as quoted on the Nasdaq Capital Market, of $4.76.

6.  Shares of common stock issued consists of 20,000 shares underlying Series B Preferred and 10,000 shares underlying a Series B Warrant.

7.  Shares of common stock issued consists of 202,000 shares underlying Series B Preferred and 101,000 shares underlying Series B Warrants.

8.  Shares of common stock issued consists of 71,428 shares underlying Series B Preferred and 35,714 shares underlying a Series B Warrant.

9.  Shares of common stock issued consists of 42,000 shares underlying Series B Preferred and 21,000 shares underlying a Series B Warrant.

10.  Shares of common stock issued consists of 250,000 shares underlying Series B Preferred and 125,000 shares underlying a Series B Warrant.

Some of the selling stockholders participated in our private placement of Series B Preferred and Series B Warrants on March 16, 2007. The table below describes, as of the date of that transaction, the total possible profit those selling stockholders could realize as a result of the conversion/exercise discount for the shares of common stock underlying the Series B Warrants. All outstanding shares of Series B Preferred, by their own terms, were automatically converted into common stock on September 16, 2009. Thus, we no longer have any Series B Preferred outstanding.

POTENTIAL PROFITS FROM OTHER SECURITIES HELD BY THE SELLING STOCKHOLDERS

Name of Selling Stockholder	Market Price Per Share of Common Stock as of the Date of Sale (1) ($)	Applicable Conversion / Exercise Price as of the Date of Sale (2) ($)	Total Possible Shares of Common Stock Underlying Applicable Security as of the Date of Sale (3)	Combined Market Price of Total Possible Shares Underlying Applicable Security as of the Date of Sale ($)	Combined Conversion/Exercise Price of Total Possible Shares Underlying Applicable Security as of the Date of Sale ($)	Total Possible Profit the Selling Stockholders Could Realize from Conversion / Exercise Discount as of the Date of Sale ($)
Series B Warrants, issued March 16, 2007:
J.S.A. Investments, LLC	10.19	10.36	60,000	611,400.00	621,600.00	-10,200.00
TCMP3 Partners	10.19	10.36	101,000	1,029,190.00	1,046,360.00	-17,170.00
Robert Cohen	10.19	10.36	35,714	363,925.66	369,997.04	-6,071.38
F Berdon Co. LP	10.19	10.36	21,000	213,990.00	217,560.00	-3,570.00
Iroquois Master Fund Ltd.	10.19	10.36	125,000	1,273,750.00	1,295,000.00	-21,250.00
AGGREGATE TOTALS	─	─	342,714	3,492,255.66	3,550,517.04	-58,261.38

1.  The market price per share of common stock underlying the applicable securities is based on the closing price of our common stock on March 16, 2007, as quoted on the Nasdaq Capital Market, of $10.19.

2.  The exercise price of the Series B Warrants is subject to adjustment for events such as dilutive issuances, stock splits, stock dividends, reclassifications, or similar events.  This could result in an increase in the number of shares of common stock underlying the Series B Warrants.

3.  The shares in this column list the Series B Warrants currently held by the selling stockholders, and reflect acquisitions and dispositions of those securities by the selling stockholders after the Series B transaction.

The table below compares each of (1) the payments made by us in connection with the Series D transaction, and (2) the total possible profit that the selling stockholders could realize as a result of the conversion/exercise discount of the Series D Preferred and Series D Warrants, as of the date of the Series D transaction, to the net proceeds we received from the Series D transaction.

COMPARISON OF ISSUER PROCEEDS TO POTENTIAL INVESTOR PROFIT

Gross Proceeds	5,428,307.10
Less Payments Made:
Placement Agent Fees in Agent Warrants	911,169.50
Placement Agent Fees in Cash	589,090.70
Feldman, Weinstein & Smith Legal Fees	27,500.00
Less Potential Other Ascertainable Payments:
Maximum Liquidated Damages Payable Pursuant to Registration Rights Agreements	814,246.07
Net Proceeds	3,086,300.83

Total Possible Profit to be Realized from Total Possible Discount to Market Price Upon Conversion of Series D Preferred and Exercise of Series D Warrants/Agent Warrants (1)	5,677,689.38
Total Possible Profit to be Realized from Other Securities Held by the Selling Stockholders	-58,261.38

Payments Made and Potential Other Ascertainable Payments as a Percentage of Net Proceeds (2)	75.88%
Total Possible Profit to be Realized from Total Possible Discount to Market Price Upon Conversion of Series D Preferred and Exercise of Series D Warrants/Agent Warrants as a Percentage of Net Proceeds (3)	183.96%

1.  The table above reflects a conversion price of the Series D Preferred of $1.40 and an exercise price of the Series D Warrants/Agent Warrants of $1.60 as of February 13, 2009. However, the actual conversion and exercise prices of these securities, as of the February 13, 2009 closing, were $1.85 and $2.60, respectively.  The prices were adjusted to $1.40 and $1.60 after the February 13, 2009 closing pursuant to certain amendment and waiver agreements entered into by the Company and the investors. If the calculation of total possible profit were prepared using the original conversion price of $1.85 for the Series D Preferred and the original exercise price of $2.60 for the Series D Warrants with respect to the February 13, 2009 closing, the aggregate total possible profit the selling stockholders could realize from the conversion/exercise discount would be $3,539,482.58 instead of $5,677,689.38. On that basis, the total possible profit to be realized from the total possible discount to market price upon conversion of Series D Preferred and exercise of Series D Warrants/Agent Warrants as a percentage of net proceeds would be 114.68% instead of 183.96%.

2. Averaged over the three-year term of the Series D Preferred, this percentage equals approximately 25.29% per year. Averaged over the seven-year term of the Series D Warrants, this percentage equals approximately 10.84% per year. Excluding potential other ascertainable payments from the calculation of net proceeds, and thus only including payments that have been made, this calculation would be 39.17% instead of 75.88%. On such basis, the average over the three-year term of the Series D Preferred would be 13.06% per year and the average over the seven-year term of the Series D Warrants would be 5.60% per year.

3.  Averaged over the three-year term of the Series D Preferred, this percentage equals approximately 61.32% per year. Averaged over the seven-year term of the Series D Warrants, this percentage equals approximately 26.28% per year. Excluding potential other ascertainable payments from the calculation of net proceeds, and thus only including payments that have been made, this calculation would be 145.56% instead of 183.96%. On such basis, the average over the three-year term of the Series D Preferred would be 48.52% per year and the average over the seven-year term of the Series D Warrants would be 20.79% per year.

In addition, as discussed in more detail above, the Company may be required, in certain instances, to make payments to the selling stockholders pursuant to the sinking fund provisions or the liquidated damages provisions of the Series D transaction documents.  To the extent any such payments are required of the Company, the payment amount set forth above would increase by a corresponding amount as would the payments made as a percentage of net proceeds.

The table below compares the number of shares outstanding prior to the Series D transaction held by persons other than the selling stockholders, affiliates of the selling stockholders, and affiliates of the Company to the number of shares previously registered on behalf of selling stockholders and their affiliates and the status of these shares.

COMPARISON OF REGISTERED SHARES TO OUTSTANDING SHARES

Shares Outstanding Prior to Series D Transaction Held by Persons other than Selling Stockholders, Affiliates of the Company, and Affiliates of Selling Stockholders (1)	Shares Registered for Resale by Selling Stockholders or Affiliates of Selling Stockholders in Prior Registration Statements	Shares Registered for Resale by Selling Stockholders or Affiliates of Selling Stockholders that Continue to be Held by Selling Stockholders or Affiliates of Selling Stockholders	Shares Sold in Registered Resale Transactions by Selling Stockholders or Affiliates of Selling Stockholders	Shares Registered for Resale on Behalf of Selling Stockholders or Affiliates of Selling Stockholders in Series D Transaction
Aggregate Information:
8,524,850	1,100,504	554,899	545,605	4,366,381

Individual Information:
Name	Shares Registered for Resale by Selling Stockholders or Affiliates of Selling Stockholders in Prior Registration Statements	Shares Registered for Resale by Selling Stockholders or Affiliates of Selling Stockholders that Continue to be Held by Selling Stockholders or Affiliates of Selling Stockholders	Shares Sold in Registered Resale Transactions by Selling Stockholders or Affiliates of Selling Stockholders

Robert Cohen (2)	196,088	166,927	29,161
Bear Stearns Securities Corp. Custodian for Stuart Schapiro IRA (3)	14,822	7,000	7,822
F Berdon Co. LP (4)	151,946	21,000	130,946
Philip and Maxine Patt (5)	29,648	29,648	0
Iroquois Master Fund Ltd. (6)	375,000	125,000	250,000
J.S.A. Investments, LLC (7)	30,000	30,000	0
TCMP3 Partners (8)	303,000	175,324	127,676
Totals	1,100,504	554,899	545,605

1.  Calculated as the 13,850,805 shares of common stock outstanding prior to the transaction less the following shares of common stock outstanding prior to the transaction:  (i) 4,917,000 shares held by executive officers of the Company and the Cleveland Clinic Foundation, (ii) 100,000 shares held by Michael N. Emmerman, (iii) 81,968 shares held by Richard and Arline McGowan, (iv) 7,500 shares held by Martin H. Meyerson, (v) 10,000 shares held by Martin H. Meyerson IRA, (vi) 40,000 shares held by J.S.A. Investments, LLC, (vii) 10,000 shares held by J.A. Meyerson IRA, (viii) 7,000 shares held by Bear Stearns Securities Corp. Custodian for Stuart Schapiro IRA, (ix) 28,430 shares held by Zanett Opportunity Fund Ltd., (x) 12,300 shares held by Robert Brous, (xi) 22,324 shares held by TCMP3 Partners, (xii) 59,785 shares held by Robert H. Cohen, and (xiii) 29,648 shares held by Philip and Maxine Patt.

2.  Shares registered for resale include 88,946 shares of common stock registered in connection with the Series A transaction, 71,428 shares of common stock originally underlying Series B Preferred and 35,714 shares of common stock originally underlying a Series B Warrant.

3. Shares registered for resale include 14,822 shares of common stock registered in connection with the Series A transaction.

4. Shares registered for resale include 88,946 shares of common stock registered in connection with the Series A transaction, 42,000 shares of common stock originally underlying Series B Preferred and 21,000 shares of common stock originally underlying a Series B Warrant.

5. Shares registered for resale include 29,648 shares of common stock registered in connection with the Series A transaction.

6.  Shares registered for resale include 250,000 shares of common stock originally underlying Series B Preferred and 125,000 shares of common stock originally underlying a Series B Warrant.

7.  Shares registered for resale include 20,000 shares of common stock originally underlying Series B Preferred and 10,000 shares of common stock originally underlying a Series B Warrant.

8.  Shares registered for resale include 202,000 shares of common stock originally underlying Series B Preferred and 101,000 shares of common stock originally underlying Series B Warrants.

In the Securities Purchase Agreements, each investor represented that it had not directly or indirectly engaged in any purchase or sale of securities of the Company, including any short sales, during the period commencing from the time that such investor first received a summary of terms (written or oral) from the Company or any other person setting forth the material terms of the Series D transaction. Each investor also agreed not to engage in such transactions prior to the filing of our report on Form 8-K describing the transactions contemplated by the Securities Purchase Agreements. In the Securities Purchase Agreements, each investor also acknowledged the positions of the SEC as set forth in Item 65, Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transaction through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this or another prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Katten Muchin Rosenman LLP, Chicago, Illinois.

EXPERTS

The financial statements as of and for the years ended December 31, 2008 and 2007, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, have been so incorporated in reliance on the report of Meaden & Moore, Ltd., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

In this prospectus, we “incorporate by reference” the information we file with the SEC, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the documents containing this information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. However, any information contained herein shall modify or supersede information contained in documents we filed with the SEC before the date of this prospectus.

We incorporate by reference in this prospectus the documents listed below and any other documents we file with the SEC in the future (other than, in all cases, the portions of those documents deemed to be “furnished” to, and not “filed” with, the SEC) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of all the securities that may be offered by this prospectus is completed:

•
our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 30, 2009 (including the portions of our definitive Proxy Statement on Schedule 14A incorporated therein by reference);

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 14, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the SEC on August 13, 2009;

•	our Current Report on Form 8-K, filed with the SEC on February 17, 2009;

•	our Current Report on Form 8-K, filed with the SEC on March 23, 2009;

•	our Current Report on Form 8-K, filed with the SEC on March 30, 2009;

•	our Current Report on Form 8-K, filed with the SEC on April 9, 2009;

•	our Current Report on Form 8-K, filed with the SEC on June 26, 2009;

•	our Current Report on Form 8-K, filed with the SEC on September 9, 2009; and

•	the description of our common stock contained on Form 8-A, filed with the SEC on July 20, 2006.

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF, AND IS NOT INCORPORATED BY REFERENCE IN, THIS PROSPECTUS.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, DC 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at the above address. Please call 1-800-SEC-0330 for further information on the operations of the Public Reference Room and copying charges.

           We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated in this prospectus by reference but not delivered with the prospectus (except exhibits, unless they are specifically incorporated in this prospectus by reference). You should direct any requests for copies to:

Cleveland BioLabs, Inc.
73 High Street
Buffalo, New York 14203
Phone: (716) 849-6810
Attention: John A. Marhofer, Jr., Chief Financial Officer

4,366,381 Shares

CLEVELAND BIOLABS, INC.

Common Stock, $0.005 Par Value

PROSPECTUS

____________, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses. All amounts are estimates except the SEC registration fee.

SEC registration fee	$2,310.91
Printing and engraving expenses	$3,000.00
Legal fees and expenses	$70,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous expenses	$6,689.09
Total	$87,000.00

INDEMNIFICATION

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. As permitted by Section 102(b)(7) of the DGCL, CBLI’s Certificate of Incorporation contains a provision eliminating the personal liability of a director to CBLI or its stockholders to the fullest extent permitted by the DGCL .

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. CBLI’s Certificate of Incorporation contains provisions that provide for indemnification of officers and directors and each person who is or was serving at the request of CBLI as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted by the DGCL.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

CBLI maintains, at its expense, a policy of insurance which insures its directors and officers, subject to exclusions and deductions as are usual in these kinds of insurance policies, against specified liabilities which may be incurred in those capacities.

EXHIBITS

Exhibit No.	Description

3.1	Certificate of Incorporation filed with the Secretary of State of Delaware on June 5, 2003**

3.2	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of Delaware on February 25, 2005**

3.3	Certificate of Designation of Series A Participating Convertible Preferred Stock filed with the Secretary of State of Delaware on March 8, 2005**

3.4	Second Certificate of Amendment of Certificate of Incorporation filed with Secretary of State of Delaware on June 30, 2006**

3.5	Third Certificate of Amendment of Certificate of Incorporation filed with Secretary of State of Delaware on June 25, 2009******

3.6	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, dated March 16, 2007***

3.7	Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock, dated February 13, 2009*****

3.8	Second Amended and Restated By-Laws****

4.1	Form of Specimen Common Stock Certificate*

4.2	Form of Warrants issues to designees of Sunrise Securities Corp., dated March 2005*

4.3	Form of Warrants issued to underwriters**

4.4	Warrant to Purchase Common Stock issued to ChemBridge Corporation, dated April 27, 2004*

4.5	Form of Series B Warrant***

4.6	Form of Series C Warrant***

4.7	Form of Common Stock Purchase Warrant*****

5.1	Opinion of Katten Muchin Rosenman LLP

10.1	Form of Securities Purchase Agreement*****

10.2	Form of Registration Rights Agreement*****

10.3	Form of Voting Agreement*****

10.4	Amendment and Waiver Agreement, dated March 20, 2009*****

10.5	Form of Amendment and Reaffirmation Agreement*****

10.6
Selling Agent Agreement, dated December 24, 2008, by and between Cleveland BioLabs, Inc. and Garden State Securities, Inc., as amended by that certain First Amendment thereto dated as of February 13, 2009, and as further amended by that certain Second Amendment thereto dated March 12, 2009.

23.1	Consent of Meaden & Moore, Ltd.

23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	Incorporated by reference to Amendment No. 1 to Registration Statement on Form SB-2 as filed on April 25, 2006 (File No. 333-131918).
**	Incorporated by reference to Amendment No. 3 to Registration Statement on Form SB-2 as filed on July 10, 2006 (File No. 333-131918).
***	Incorporated by reference to Form 8-K as filed on March 19, 2007.
****	Incorporated by reference to Form 8-K as filed on December 5, 2007.
*****	Incorporated by reference to Form 8-K as filed on March 30, 2009.
******	Incorporated by reference to Form 8-K as filed on June 26, 2009.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)        (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)        To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

   (ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

        (2)         That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

 In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buffalo, Erie County, State of New York, on the 19th day of October, 2009.

CLEVELAND BIOLABS, INC.

By:	/s/ Michael Fonstein
Michael Fonstein Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Fonstein	Chief Executive Officer, President and Director (Principal Executive Officer)	October 19, 2009
Michael Fonstein

/s/ John A. Marhofer, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	October 19, 2009
John A. Marhofer, Jr.

*	Director	October 19, 2009
James Antal

*	Director	October 19, 2009
Paul DiCorleto

*	Chief Scientific Officer and Director	October 19, 2009
Andrei Gudkov

*	Director, Chairman of the Board	October 19, 2009
Bernard L. Kasten

*	Chief Operating Officer, Secretary and Director	October 19, 2009
Yakov Kogan

*	Director	October 19, 2009
H. Daniel Perez

*By: /s/ John A. Marhofer, Jr.
John A. Marhofer, Jr. Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation filed with the Secretary of State of Delaware on June 5, 2003**

3.2	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of Delaware on February 25, 2005**

3.3	Certificate of Designation of Series A Participating Convertible Preferred Stock filed with the Secretary of State of Delaware on March 8, 2005**

3.4	Second Certificate of Amendment of Certificate of Incorporation filed with Secretary of State of Delaware on June 30, 2006**

3.5	Third Certificate of Amendment of Certificate of Incorporation filed with Secretary of State of Delaware on June 25, 2009******

3.6	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, dated March 16, 2007***

3.7	Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock, dated February 13, 2009*****

3.8	Second Amended and Restated By-Laws****

4.1	Form of Specimen Common Stock Certificate*

4.2	Form of Warrants issues to designees of Sunrise Securities Corp., dated March 2005*

4.3	Form of Warrants issued to underwriters**

4.4	Warrant to Purchase Common Stock issued to ChemBridge Corporation, dated April 27, 2004*

4.5	Form of Series B Warrant***

4.6	Form of Series C Warrant***

4.7	Form of Common Stock Purchase Warrant*****

5.1	Opinion of Katten Muchin Rosenman LLP

10.1	Form of Securities Purchase Agreement*****

10.2	Form of Registration Rights Agreement*****

10.3	Form of Voting Agreement*****

10.4	Amendment and Waiver Agreement, dated March 20, 2009*****

10.5	Form of Amendment and Reaffirmation Agreement*****

10.6
Selling Agent Agreement, dated December 24, 2008, by and between Cleveland BioLabs, Inc. and Garden State Securities, Inc., as amended by that certain First Amendment thereto dated as of February 13, 2009, and as further amended by that certain Second Amendment thereto dated March 12, 2009.

23.1	Consent of Meaden & Moore, Ltd.

23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	Incorporated by reference to Amendment No. 1 to Registration Statement on Form SB-2 as filed on April 25, 2006 (File No. 333-131918).
**	Incorporated by reference to Amendment No. 3 to Registration Statement on Form SB-2 as filed on July 10, 2006 (File No. 333-131918).
***	Incorporated by reference to Form 8-K as filed on March 19, 2007.
****	Incorporated by reference to Form 8-K as filed on December 5, 2007.
*****	Incorporated by reference to Form 8-K as filed on March 30, 2009.
******	Incorporated by reference to Form 8-K as filed on June 26, 2009.